Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

STERLING BANK

AND

FIRST BANK

AUGUST 7, 2009

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) entered into as of August 7, 2009, by and between STERLING BANK, a Texas chartered banking association (“Buyer”), and FIRST BANK, a Missouri state chartered bank (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.”

W I T N E S S E T H

WHEREAS, Buyer and Seller are each engaged in the business of banking;

WHEREAS, Seller desires to sell certain assets and transfer certain liabilities with respect to Seller’s branch operations which are listed on Exhibit A and referred to herein as the Branches;

WHEREAS, Buyer desires to purchase certain assets and assume certain liabilities of Seller related to the Branches;

WHEREAS, the Parties desire to set forth in writing the terms and conditions under which the transaction will be consummated.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accountant” has the meaning set forth in Section 2.2(d) below.

1.2 “Acquired Assets” means: (a) the cash on hand, cash held in the vaults, and cash items at the Branches as of the Closing Date; (b) Tangible Personal Property; (c) Owned Real Property; (d) all transferable rights and interest of Seller in and to any leased real estate at the Branches (“Leased Property”); (e) Leasehold Improvements; (f) Acquired Contracts; (g) Loans including the collateral for the Loans and any applicable loan instruments or documentation; (h) Intellectual Property; (i) Deposits; (j) Safe Deposit Business, (k) Books and Records relating to such items, and (l) the Fiduciary Account provided all necessary Consents to transfer are obtained; except that the term “Acquired Assets” does not include the Excluded Assets.

1.3 “Acquired Contracts” means: (a) all contracts set forth on Schedule 1.3; (b) all Safe Deposit Contracts; and (c) all equipment leases for equipment located at the Branches, including related maintenance agreements.

1.4 “Acquisition” means the acquisition by Buyer of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement.

1.5 “Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

1.6 “Agreement” has the meaning set forth in the preface above.

1.7 “Applicable Laws” means all applicable federal, state, county and municipal laws, codes, injunctions, judgments, orders, decrees, rulings and charges thereunder and other governmental requirements, constitutions, ordinances, statutes, rules, regulations, and administrative interpretations and pronouncements.

1.8 “Assumed Liabilities” means all of Seller’s obligations arising under Acquired Contracts, Deposits, Safe Deposit Business, and Commitments to be discharged, performed, satisfied or paid after the Closing Date, which liabilities Seller will assign and Buyer will assume as of the Closing Date in accordance with the provisions of this Agreement, except that Assumed Liabilities shall not include Excluded Liabilities.

1.9 “Books and Records” has the meaning set forth in Section 7.4 of this Agreement.

1.10 “Book Value” means, with respect to any Acquired Asset and any Assumed Liability, the dollar amount thereof stated on the accounting records of Seller. The Book Value of any item shall be determined as of the Closing Date after adjustments made by Seller for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections. Without limiting the generality of the foregoing, the Book Value of (i) an Assumed Liability shall include all accrued and unpaid interest thereon as of the Closing Date, (ii) a Loan shall reflect adjustments for earned or unearned interest (as it relates to the “rule of 78s” or add-on-interest loans, as applicable), if any, as of the Closing Date, and adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums, FAS 91 costs, if any, attributable to Seller as of the Closing Date in each case determined for financial reporting purposes, (iii) a Commitment shall be deemed to be zero, and (iv) the Tangible Personal Property shall be the Book Value prorated to the Closing Date. The Book Value of an Assumed Contract shall be zero. The Book Value of an Acquired Asset shall not include any adjustment for any general or specific reserves on the accounting records of Seller. Seller shall continue to depreciate the Acquired Assets in accordance with generally accepted accounting principles applied on a basis consistent with prior periods provided that Seller shall not book depreciation less often than monthly. The Book Value of the Owned Real Property constituting the New Northside Branch shall be deemed to be $1,000,000. The Book Value for all improvements relating to the New Northside Branch shall be deemed to be zero.

1.11 “Branches” means Seller’s branch offices listed on Exhibit A. (Any individual location may be referred to as “Branch” if the context so requires.)

1.12 “Business Day” means a day other than (i) a Saturday, Sunday, or any holiday observed by the Federal Reserve.

1.13 “Buyer” has the meaning set forth in the preface above.

1.14 “Buyer Material Adverse Effect” means, with respect to Buyer, any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

1.15 “Closing” has the meaning set forth in Section 2.5 below.

1.16 “Closing Date” has the meaning set forth in Section 2.5 below.

1.17 “Closing Date Balance Sheet” means an unaudited balance sheet listing the assets and liabilities of the Branches as of the close of business on the Closing Date prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, which shall also include any amount due to either party based upon a proration between the parties as required by Section 2.4.

1.18 “Commitments” means unfunded commitments by Seller to lend funds to customers of the Branches on the terms and conditions set forth in the applicable commitment letters or other documentation, as such commitments exist as of the Closing Date.

1.19 “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization); provided however, Consent shall not include any third party consents necessary for Leased Property.

1.20 “Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.21 “Deposits” means all deposits (as defined in 12 U.S.C. § 1813(l)), obligations and duties incidental thereto which are assigned to the Branches, including demand deposit accounts, time and savings accounts, interest checking accounts, deposits relating to debit cards / ATM cards, certificates of deposits, individual retirement accounts, sweep accounts and other deposit accounts, including for each, all interest accrued but unpaid and both collected and uncollected funds through the Closing Date; and including the obligations relating to the clearance of checks and drafts drawn against the deposit liabilities, in accordance with the Books and Records of the Branches as of the close of business on the Closing Date; provided however that deposits shall not include (a) deposits constituting official checks, travelers checks, money orders, certified checks or other items in the process of clearing on the Closing Date; (b) deposits pledged as collateral for or required as a compensating balance or commercial deposits having a relationship in respect to any Excluded Loan; (c) any deposit account with an overdraft in excess of $1,000 outstanding as of the calendar month end immediately preceding the Closing Date; (d) individual retirement accounts with respect to which the customer does not consent to the appointment of Buyer or its designee as custodian or does not consent to Buyer’s custodial agreement; (e) Non-Core Deposits excluded by Buyer pursuant to the provisions of Section 6.17; (f) Late Non-Core Deposits, (g) deposits that would be presumed to be abandoned under the Texas Property Code, (h) brokered deposits, and (i) deposits of Branches excluded under Section 6.15 or 6.19 due to the inability to satisfy applicable regulatory requirements with respect to any such Branch prior to the Closing Date.

1.22 “Disagreement” has the meaning set forth in Section 2.2(c) below.

1.23 “Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 4.

1.24 “Effective Time” has the meaning set forth in Section 2.5(b).

1.25 “Encumbrance” means any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.26 “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, Consent, Order, or agreement with any Governmental Body in each case as amended from time to time relating to (1) the protection, preservation or restoration of the indoor or outdoor environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (2) the use, storage, remediation, removal, inspection, monitoring, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, or injury or damage by, any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; and the Safe Drinking Water Act, as amended.

1.27 “Estimated Payment Amount” has the meaning set forth in Section 2.2(b) of this Agreement.

1.28 “Excluded Assets” means: (a) any assets of the Branches listed on Schedule 1.28(a) which are not being sold, transferred, or assigned to Buyer; (b) Seller’s rights in and to the name “First Bank”; (c) Seller’s rights to and interest in software installed on computers and computer hardware located at the Branches; (d) Seller’s right to recover assets charged off by Seller prior to the Closing; (e) all of Seller’s corporate logos, trademarks and trade names, signs, paper stock, forms and other supplies containing such names and logos; (f) records of Seller that are not required to be physically transferred to Buyer under this Agreement; (g) any other proprietary assets listed on Schedule 1.28(g); (h) “other real estate owned”; (i) nonperforming loans; (j) Seller’s credit card portfolio; (k) foreclosed or repossessed personal property; (l) Excluded Loans, (m) any assets of Branches excluded under Section 6.15 or 6.19 due to the inability to satisfy applicable regulatory requirements with respect to any such Branch prior to the Closing Date; (n) the Real Estate Interests constituting the Old Northside Branch; and (o) any Fiduciary Relationship (other than the Fiduciary Account so long as such account is transferred to Buyer).

1.29 “Excluded Liabilities” means Liabilities or obligations with respect to any (a) Proceedings commenced or made known to Seller prior to the Closing Date and related to the Branches; (b) matters listed on Schedule 1.29; (c) employee benefit plans, agreements or arrangements of Seller, (d) Proceedings commenced or made known to Seller with respect to matters described in Section 4.9 herein and arising in whole or in part with respect to operations, conditions, events, or activities at the Branches prior to the Closing Date, regardless of when any claim, demand, Proceeding is made or commenced; (e) any liabilities of Seller relating to Branches excluded under Section 6.15 or 6.19 due to the inability to satisfy applicable regulatory requirements with respect to any such Branch prior to the Closing Date, (f) Liabilities or obligations of Seller with respect to any Fiduciary Relationship (other than the Fiduciary Account if such Fiduciary Account is transferred to Buyer), (g) Liabilities or obligations relating to the Fiduciary Account arising in whole or in part with respect to operations, conditions, events, or activities prior to the Closing Date, regardless of when any claim, demand, Proceeding is made or commenced, (h) Liabilities or obligations relating to the Fiduciary Account if such Fiduciary Account is not transferred to Buyer, (i) Liabilities or obligations of Seller relating to the Real Estate Interests constituting the Old Northside Branch; or (j) Liabilities or obligations of Seller of any kind, character, or description not specifically identified in this Agreement or in the exhibits hereto.

1.30 “Excluded Loan” means any loan or Commitment not constituting a Loan.

1.31 “Fair Market Value” means the fair market value as determined by an appraiser that is mutually agreeable to Seller and Buyer and that is independent and has no fewer than seven (7) years experience appraising similar property in the county in which the parcel of Owned Real Property is located.

1.32 “FDIC” means the Federal Deposit Insurance Corporation.

1.33 “Federal Funds Rate” means the federal funds target rate as quoted by the Federal Reserve Bank of Dallas on the relevant Business Day.

1.34 “Fiduciary Accounts” means the Fiduciary Relationship listed on Schedule 1.34.

1.35 “Fiduciary Relationships” means (a) any and all common law or other trusts between individual, corporate or other entities with Seller as a trustee or co-trustee, including, without limitation, pension, compensation, testamentary, and charitable trusts and indentures, (b) any and all decedents’ estates where Seller is serving as a co- or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where Seller is serving or has served as a co- or sole guardian or conservator, or any similar fiduciary capacity, (d) any and all agency and/or custodial accounts and/or similar arrangements under which Seller is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority and (e) any and all escrow arrangements under which Seller holds or held assets for any party or parties on stated terms and conditions.

1.36 “Governmental Authorization” means any approval, consent, license, permit, registration, certification, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

1.37 “Governmental Body” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority.

1.38 “Ground Leased Premises” means the Leased Property listed on Schedule 1.38.

1.39 “Hazardous Materials” means (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; (ii) any chemical, material, waste or substance defined, listed, classified or described as “hazardous substance,” “hazardous waste,” “regulated substance,” “solid waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” under any Environmental Laws; and (iii) any material, waste or substance which is in any way regulated as hazardous or toxic or actually or potentially causing damage or injury to human health or the environment by any Governmental Body, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.

1.40 “Indemnifying Party” has the meaning set forth in Section 11.5(a) below.

1.41 “Indemnified Party” has the meaning set forth in Section 11.5(a) below.

1.42 “Intellectual Property” means all confidential business information relating solely to the Branches (and specifically excludes any trade secrets, confidential information or registered or common law trade names or marks of Seller).

1.43 [INTENTIONALLY OMITTED]

1.44 “Knowledge” of a particular fact or other matter means information actually known to a Parties’ officers or directors or such other information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances.

1.45 “Late Non-Core Deposits” shall mean any Non-Core Deposits originated by Seller after the date that Seller’s list of Non-Core Deposits is originated and supplied to Buyer pursuant to Section 6.17 below.

1.46 “Leased Property” means all transferable rights and interest of Seller in and to all real estate and improvements at the Branches.

1.47 “Leasehold Improvements” means all improvements by Seller to the Branches.

1.48 “Liability” means any liability (INCLUDING WITHOUT LIMITATION, ANY STRICT LIABILITY), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, of any nature whatsoever, including any liability for Taxes.

1.49 “Loans” mean (a) the loans and participation interests in the loans (including servicing rights where applicable, accrued but unpaid interest and any accrued but unpaid ancillary income due under the term of the note) and Commitments in the amounts set forth on the Books and Records of the Branches as of the close of business on the Closing Date that are identified by

Buyer to Seller on Schedule 1.49, as may be supplemented pursuant to Section 6.18 of this Agreement and (b) overdrafts of less than $1,000 in deposit accounts of the Branches. “Loans” does not include any loan or participation interest in loans or Commitments that are excluded by Buyer or repurchased by Seller pursuant to the provisions of Section 11.7 of this Agreement.

1.50 “Loss” means any liability (INCLUDING WITHOUT LIMITATION, ANY STRICT LIABILITY), loss, cost, damage, penalty, fine, interest, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements) actually incurred.

1.51 “Loss Threshold” shall have the meaning set forth in Section 11.4 below.

1.52 “New Loan” has the meaning set forth in Section 6.18 below.

1.53 “New Northside Branch” shall mean Seller’s branch operations to be located at 2402 N. Main Street, Houston, Texas.

1.54 “Non-Core Deposit” shall mean certificates of deposit or money market deposit accounts originated by Seller after the date of this Agreement, that had a rate of interest equal to or greater than 2.25% on the date of origination.

1.55 “Non-disclosure Agreement” means letter agreement dated June 26, 2009 between Hovde Financial, Inc. and Sterling Bancshares, Inc.

1.56 [INTENTIONALLY OMITTED]

1.57 “Old Northside Branch” shall mean Seller’s branch operations located at 2010 N. Main, Houston, Texas.

1.58 “Order” means any cease or desist order, written agreement, memorandum of understanding, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

1.59 “Ordinary Course of Business” shall mean an action taken by a Person if:

(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) if the Person is a corporation, bank, partnership, limited liability company or any other entity of any nature, such action is not required to be authorized by the board of directors of such entity (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the shareholders or other equity owners (if any) of such entity; and

(iii) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business of and of similar size to such Person.

1.60 “Owned Real Property” has the meaning set forth in Section 4.11 below.

1.61 “Parties” has the meaning set forth in the preface above.

1.62 “Payment Amount” has the meaning set forth in Section 2.2 below.

1.63 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a joint venture, an unincorporated organization, or a Governmental Body.

1.64 “Phase I Environmental Assessments” means an environmental assessment that is consistent with ASTM 1527.05 and that may include an assessment of the presence, amount, physical condition and location of asbestos-containing materials and lead-based paint.

1.65 “Phase II Environmental Assessments” means an intensified environmental assessment that further defines previously identified conditions, circumstances or risks and that may include physical sampling and analysis of paint, building materials or any environmental medium (including air, indoor air, surface water, groundwater, soil and subsurface strata).

1.66 “Potential Employee” has the meaning set forth in Section 6.7 below.

1.67 “Pre-Closing Balance Sheet” means an unaudited balance sheet listing the assets and liabilities of the Branches (as of the last day of the immediately preceding month end prior to the Closing Date) prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods to be prepared by Seller and delivered to Buyer on or before the fifth (5th) Business Day prior to the Closing Date.

1.68 “Proceeding” means any action, arbitration, audit, proceeding, oversight, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator, involving the Branches, the Acquired Assets or the Assumed Liabilities.

1.69 “Real Estate Interests” means the Owned Real Property and the Leased Property constituting Branch premises.

1.70 “Safe Deposit Business” means the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof, subject to the provisions of the applicable leases or other agreements relating to such boxes, and the safekeeping of items maintained by the Branches for the benefit of its customers, pursuant to applicable safekeeping agreements, memoranda or receipts.

1.71 “Safe Deposit Contracts” means all customer agreements, leases, and maintenance agreements related to the Safe Deposit Business.

1.72 “Seller Material Adverse Effect” means, with respect to Seller, any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (i) the condition, financial or otherwise, properties, business, assets, deposits, earnings or results of operations or cash flows of the Branches, the Acquired Assets or the Assumed Liabilities or (ii) the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

1.73 “SNDA” has the meaning set forth in Section 6.19 below.

1.74 “Special Assessment” means that portion of any special assessment attributable to the Acquired Assets or the Assumed Liabilities imposed by the FDIC on insured institutions to the extent it is effective with respect to the period prior to and including the Closing Date, including any emergency special assessment imposed on deposits and/or assets as of December 31, 2009 and payable on or after December 31, 2009.

1.75 “Tangible Personal Property” means all of the furniture, fixtures, equipment, and other items of tangible personal property owned by Seller and located in, on or affixed to the premises of the Branches, except for those items which are listed as Excluded Assets.

1.76 “Tax” has the meaning set forth in Section 4.4(c).

1.77 “Tax Return” has the meaning set forth in Section 4.4(c).

1.78 “Third Party Claim” has the meaning set forth in Section 11.5(a).

1.79 “Transferred Records” has the meaning set forth in Section 7.5(b) below.

ARTICLE 2

PURCHASE AND SALE

2.1 The Acquisition. As of the Effective Time, upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all of the Acquired Assets (including with respect to Loans the collateral related thereto) free and clear of all Encumbrances. Also, Seller will sell, transfer and assign to Buyer all of Seller’s right, title and interest in (including collateral relating thereto) the Assumed Liabilities and Buyer shall assume and become responsible for all of the obligations arising under Assumed Liabilities.

2.2 Consideration for the Acquisition.

(a) In consideration for the Acquisition, Seller shall make available and transfer to Buyer, or Buyer shall make available and transfer to Seller, the Payment Amount in accordance with this Section 2.2. The “Payment Amount” means an amount equal to the sum of the aggregate balance of all the Deposits (as set forth on the Closing Date Balance Sheet) including interest posted or accrued with respect to the Deposits as of the close of business on the Closing Date, less an amount equal to the sum of:

(i) A premium for the Deposits and franchise value relating to the Branches equal to 6.0% of the average Deposit balances of the Branches for the thirty calendar days immediately preceding and including the Closing Date; provided, however, that Non-Core Deposits shall be excluded from the Deposits for purposes of the calculation of average Deposit balances.

(ii) The amount held as cash and cash items of the Branches as reflected on the Closing Date Balance Sheet;

(iii) The Book Value of all Loans, including accrued interest as reflected on the Closing Date Balance Sheet;

(iv) The Book Value of Owned Real Property;

(v) The net Book Value for Tangible Personal Property and Leasehold Improvements as reflected on the Closing Date Balance Sheet; and

(vi) Buyer’s share of the pro rata adjustment of items required pursuant to Section 2.4.

(b) On the Closing Date, (i) Seller shall deliver to Buyer an amount estimated to be the Payment Amount, calculated as set forth above off of the balances reflected on the Pre-Closing Balance Sheet (the “Estimated Payment Amount”) if the Estimated Payment Amount is a positive number, and (ii) Buyer shall deliver to Seller the absolute value of the Estimated Payment Amount if the Estimated Payment Amount is a negative number.

(c) Within ten (10) Business Days following the Closing Date, Seller shall prepare and deliver to Buyer the Closing Date Balance Sheet. Within ten (10) Business Days after receipt of delivery of the Closing Date Balance Sheet, Buyer may dispute all or any portion of the Closing Date Balance Sheet by giving written notice (a “Notice of Disagreement”) to Seller setting forth in reasonable detail the basis for any such dispute (a “Disagreement”). Seller shall provide Buyer and its designees with full reasonable access, during normal business hours, to relevant books, records, personnel and representatives of Seller and such other information as Buyer may reasonably request in connection with its review of the Closing Date Balance Sheet and with respect to the resolution of any Disagreement. The Parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. Subject to Sections 2.5(e) and 2.5(f), if Buyer does not give a Notice of Disagreement within the ten (10) Business Day period set forth above, Buyer shall be deemed to have irrevocably accepted such Closing Date Balance Sheet in the form delivered to Buyer by Seller. Seller shall be deemed to have irrevocably accepted the Closing Date Balance Sheet as modified by and disclosed in Buyer’s Notice of Disagreement if Seller does not dispute all or any portion of such Notice of Disagreement by giving its written response to Buyer within ten (10) Business Days following the delivery of such Notice of Disagreement setting forth in reasonable detail the basis for its dispute.

(d) In the event that a dispute arises as to the appropriate amounts to be paid to either party pursuant to the Closing Date Balance Sheet discussed in subsection (c), each party shall pay to the other all amounts other than those as to which a dispute exists. The parties shall refer the disputed amounts to an independent firm of certified public accountants of national standing (an “Accountant”) reasonably acceptable to Buyer and Seller, and Buyer and Seller agree to be bound by the determination of such firm with respect to such disputed matters. Buyer and Seller shall agree upon an Accountant within fourteen (14) calendar days after the date on which either Buyer or Seller notifies the other in writing that the referral of a disputed matter within the scope of this Section 2.2(d) is necessary. If Buyer and Seller shall fail to agree on an Accountant within such fourteen (14) day period, then Buyer and Seller shall each choose an accountant who will mutually select a third qualifying accountant who shall be the Accountant for purposes of this Section 2.2(d). Buyer and Seller agree to share equally the fees and charges of the Accountant appointed hereunder for its services in resolving disputes within the scope of this Section 2.2(d).

(e) The provisions of Section 2.2(d) are not intended to and shall not be interpreted to require that the Parties refer to an Accountant (a) any dispute arising out of a breach by one of the Parties of its obligations under this Agreement, (b) any dispute the resolution of which requires a construction or interpretation of this Agreement other than this Section 2.2 and the definitions related hereto, or (c) any other dispute other than (in the case of this clause (e)) a dispute related to the mathematical calculation of the Payment Amount or the accounting treatment of any asset or liability, or item of income or expense, that affects the calculation of the Payment Amount, or both. The Parties reserve all rights and remedies, including at law or in equity, to resolve disputes other than those within the scope of Section 2.2(d).

(f) Any disputed amounts retained by a Party that are later found to be due to the other Party shall be paid to such other party promptly upon resolution with interest thereon from the Closing Date to the date paid at the applicable Federal Funds Rate.

2.3 Allocation. Buyer and Seller agree to allocate the purchase price to such Acquired Assets in a manner consistent with the allocation required under Section 1060 of the Internal Revenue Code 1986, as amended, and to file Internal Revenue Form 8594 consistent with such agreed allocation.

2.4 Pro Rata Adjustment and Reimbursement.

(a) Unless otherwise provided herein, it is the intention of the Parties that Seller will operate the Branches for its own account until the close of business on the Closing Date and that Buyer shall operate the Branches, hold the Acquired Assets and assume the Assumed Liabilities for its own account after the close of business on the Closing Date. Thus, except as otherwise specifically provided herein, items of proration and other adjustments shall be prorated as of close of business of the Branches on the Closing Date and settled between Seller and Buyer on the Closing Date whether or not such adjustment would normally be made as of such time. Items of proration and adjustment will be handled at Closing as an adjustment to the amount of funds to be delivered by Seller to Buyer, or Buyer to Seller, as appropriate, unless otherwise agreed.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) sales, transfer, excise and use taxes and personal and real property taxes and assessments (including real property sales, transfer and excise taxes); (ii) FDIC deposit insurance assessments (including any Special Assessments); (iii) safe deposit rental payments; and (iv) other prepaid expenses and items and accrued and unpaid liabilities, if any, as of the close of business on the Closing Date. To the extent that the amount of the foregoing items is not known on the Closing Date, such proration shall be based on the amount of such items for the prior month or year, as appropriate; provided, however, the Parties shall apportion all real property taxes as provided in paragraph (c) below and Special Assessments as provided in paragraph (d) below.

(c) Buyer and Seller shall apportion pro rata all real property taxes paid or payable in connection with the Owned Real Property. Such apportionment shall be made on a per diem basis as of the Closing Date and shall be based upon the fiscal year for which the same are assessed. In the event that the applicable tax bill, or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, the apportionment shall be made at Closing on the basis of the prior period’s real estate taxes. Within thirty (30) days after receipt by the Parties of the applicable tax bill or other information reasonably necessary for computing such apportionment, Buyer and Seller shall apportion the actual taxes and, if either Party paid more than its proper share thereof at Closing, the other party shall within seven (7) Business Days after written request therefore reimburse such party for the amount so expended. If, at Closing, the Owned Real Property is encumbered by an assessment that is a charge or lien against the Owned Real Property arising on or before the Closing Date, and such assessment is payable in installments, then all unpaid installments of such assessments which are due and payable after the Closing shall be paid and discharged by Buyer at or after Closing. Seller shall be responsible for payment at Closing of all accrued but unpaid installments of such assessments which are due and payable for the period prior to the Closing Date.

(d) Buyer and Seller shall apportion pro rata any Special Assessment payable in connection with the Branches. Such apportionment shall be made on a per diem basis as of the Closing Date and shall be based upon the fourth quarter of 2009 even though such Special Assessment may not be due and payable until 2010. In the event that the applicable Special Assessment, or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, the apportionment shall be estimated at Closing on the basis of the FDIC’s May 29, 2009 special assessment payable as of June 30, 2009.

(e) Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 2.4 or otherwise contained in this Agreement, all excise, sales, use, transfer and similar Taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be borne by Seller whether such Taxes are imposed on Seller or Buyer.

2.5 Closing.

(a) The Closing shall occur by facsimile with deliveries of Closing documents by Federal Express, or in person at a mutually convenient location, or by such other method as shall be mutually agreeable to the parties. Any executed Closing documents sent by a party or its counsel to the other party or its counsel prior to Closing shall be held in escrow by such other party or its counsel until such executed documents are authorized to be released by a senior officer of the sending party or by the sending party counsel. The Closing shall occur on such date on which the parties mutually agree (the “Closing Date”).

(b) The Effective Time shall be at a mutually agreeable time after the close of business for the Branches on the Closing Date.

(c) Promptly after the Closing Date Balance Sheet has been finally determined in accordance with Section 2.2(c), but in no event later than five (5) Business Days following such final determination (the “Supplemental Closing Date”), the parties hereto shall hold a supplemental closing (the “Supplemental Closing”), either by telephone, or in person at a mutually convenient location. On the Supplemental Closing Date, if the Payment Amount is less than the Estimated Payment Amount, Buyer shall refund to Seller cash having an aggregate value equal to the difference between the Estimated Payment Amount and the Payment Amount by wire transfer or other immediately available funds. On the Supplemental Closing Date, if the Payment Amount is more than the Estimated Payment Amount, Seller shall deliver to Buyer, by wire transfer or other immediately available funds, an amount equal to the difference between the Payment Amount and the Estimated Payment Amount.

(d) The post-closing settlement payment shall not bear interest.

(e) In the event any bookkeeping omissions or errors are discovered in preparing the Closing Date Balance Sheet for the Branches or in completing the transfer and assumptions contemplated hereby, the parties agree to correct such errors and omissions, it being understood that no adjustments will be made that are inconsistent with the judgments, methods, policies, or accounting principles utilized by Seller in preparing and maintaining the accounting records of the Branches.

(f) In the event that Buyer or Seller discovers any errors or omissions as contemplated by subsection 2.5(e) above or any error with respect to the payments made under subsection 2.5(c) above after the Supplemental Closing, Buyer and Seller agree to promptly correct any such error or omission, make any payments and effect any transfers or assumptions as may be necessary to reflect any such correction; provided, that interest shall not be paid with respect to any such payments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 Organization, Qualification, and Corporate Power. Seller is a Missouri state chartered bank duly organized and validly existing under the laws of Missouri, with full corporate power and authority to conduct its business as now being conducted and to own or use the properties and assets that it purports to own or use.

3.2 Authorization of Transaction. Seller has the full corporate power and authority to execute and deliver this Agreement. Subject to approval by any necessary federal banking regulatory authority Seller has the corporate power and authority to perform Seller’s obligations hereunder, and to consummate the Acquisition. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity. Except for any applications required by regulatory authorities in connection with the Acquisition, Seller is not required to give any notice to, make any filing with, or obtain any authorization, or Consent of any third party in order to consummate the Acquisition.

3.3 Noncontravention. Subject to the required Consents set forth in Section 3.2 and except for matters which would not have a Seller Material Adverse Effect, neither the execution and the delivery of this Agreement by Seller, nor the consummation of the Acquisition by Seller will, directly or indirectly:

(a) Contravene, conflict with, or result in a violation of (i) any provision of the articles of incorporation or bylaws of Seller or (ii) any resolution adopted by the board of directors of Seller;

(b) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which Seller, or any of the assets owned or used by Seller, may be subject;

(c) Contravene, conflict with, or result in a violation of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Branches, the Acquired Assets or the Assumed Liabilities; or

(d) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Acquired Contract relating to the Branches to which Seller is a party.

3.4 Brokers’ Fees. With the exception of Hovde Financial, Inc., Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE BRANCHES

Seller represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except for statements made as of a specific date), except as expressly set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4.

4.1 Tangible Personal Property. Seller has good and marketable title to all of the Tangible Personal Property, free and clear of all Encumbrances, except those items under lease, which have been previously disclosed to Buyer. All Tangible Personal Property used by the Branches is in good condition, reasonable wear and tear excepted, and is usable in the Ordinary Course of Business. Any Tangible Personal Property held under lease by Seller is held by Seller under a valid and enforceable lease with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property by Seller.

4.2 Deposits. Seller has provided to Buyer a true and accurate data file of all deposits (including IRAs), and related information, which are assigned to the Branches prepared as of a date within 10 days prior to the date of the Agreement, which data shall be updated at and as of a date not earlier than thirty (30) days prior to the Closing Date to list separately Deposits to be assumed under this Agreement and deposits that are not being assumed under this Agreement and which data shall be further updated on the Supplemental Closing Date, and, in each case as updated, shall be true and accurate as of such date. The Deposits are insured by the FDIC to applicable legal limits. The Deposits were solicited and currently exist in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause, a Deposit would not be in material compliance if the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit).

4.3 Undisclosed Liabilities. The Branches have no Liabilities except for (a) Liabilities reflected or reserved against in the Books previously disclosed to Buyer (b) Liabilities which have arisen in the Ordinary Course of Business and (c) Commitments made in the Ordinary Course of Business.

4.4 Tax Matters.

(a) With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including without limitation properly completed Forms W 9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code.

(b) All Tax Returns required to be filed on or before the Closing Date by Seller or its Affiliates with respect to any Taxes payable in respect of the Acquired Assets or Assumed Liabilities or related to the Branches have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and any inaccuracy in such Tax Returns will not have a material effect on the Acquired Assets or Assumed Liabilities. All Taxes owed by Seller or its Affiliates with respect to the Acquired Assets or Assumed Liabilities or related to the Branches have been or will be paid. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to the Knowledge of Seller, threatened by any taxing authority with respect to the Acquired Assets or Assumed Liabilities or related to the Branches; and no audit or investigation of any Tax Return of Seller or its Affiliates with respect to the Acquired Assets or Assumed Liabilities or related to the Branches is currently underway, or to the Knowledge of Seller, threatened.

(c) As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Seller or its subsidiaries or Affiliates is required to pay, withhold or collect. As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

4.5 Employee Benefits. There are no liens or other claims which affect or could affect the Acquired Assets of any nature, whether at law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any employee, officer, or director of Seller, or the operation, sponsorship or participation of any such persons or by Seller in any employee benefit plan, program, procedure or other employee benefit practice, whether or not subject to the Employee Retirement Insurance Security Act of 1974 (ERISA). There are no liabilities, breaches, violations or defaults under any “Employee Welfare Benefit Plan” or “Employee Pension Benefit Plan” (as such terms are defined in Section 3(1) and Section 3(2) of ERISA, respectively) or any other arrangement, plan, or program or contract sponsored, maintained or contributed to by Seller or any of its Affiliates that would subject the Acquired Assets, Buyer, its employee benefit plans, or any fiduciaries thereof to any Tax, penalties or other liabilities. Seller will retain all liabilities and assume all obligations with regard to all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, deferred compensation plans, early retirement plans, bonus or incentive programs, severance pay plans or programs, or any similar plans, programs or obligations sponsored by the Seller or its Affiliates.

4.6 Compliance with Applicable Laws. The Branches are in compliance with Applicable Laws in all material respects, including without limitation all applicable Environmental Laws. No event has occurred or circumstance exists that constitutes a material violation by the Seller in the operation of the Branches, or a failure on the part of the Seller with respect to the Branches to comply with, any Applicable Law in any material respect, including without limitation any Environmental Law. Except for normal examinations conducted in the ordinary course of Seller’s banking business, no Governmental Body has initiated any formal proceeding or investigation into the business or operations of the Seller or the conditions or operations at the Branches and no Governmental Body has initiated any regulatory proceeding or investigations into the business or operations of the Branches. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report or statement relating to any examinations of the Seller relating to the Branches, the Acquired Assets or the Assumed Liabilities.

4.7 Legal Proceedings; Orders.

(a) There is no pending Proceeding that has been commenced by or against Seller that relates to or arises from the business conducted by the Branches. To the

Knowledge of Seller, (i) no such Proceeding has been threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject that would have a Seller Material Adverse Effect. Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Branches.

4.8 Employees. No employee of the Branches is a party to, or is otherwise bound by, any employment contract, agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and Seller or to Seller’s Knowledge, between any such employee and any third party, that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of any Branch, or (ii) the ability of the Branches to conduct their business. No employee at the Branches is represented, for purposes of collective bargaining, by a labor organization of any type. Seller is unaware of any efforts during the past three years to unionize or organize any employees at the Branches. In relation to the Branches, no causes of action, claims, charges or administrative investigations for wrongful discharge, violation of employment contract or employment claims based upon any state or federal law, statute, public policy, order or regulation is pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates. In relation to the Branches, Seller and its Affiliates have complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining and the payment of social security or other taxes, and worker’s compensation or other insurance premiums. Buyer will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement, or similar agreement or plan solely as a result of the transaction contemplated by this Agreement. Seller agrees that Buyer will not be bound to the terms of any employment, management, consulting, reimbursement, retirement, early retirement or similar agreement, whether active on the Closing Date or in discussion or negotiation, with any Potential Employee except as expressly agreed to by the Buyer in writing.

4.9 Environmental Matters.

(a) To Seller’s Knowledge, the Branches and the Seller in connection with the Branches (i) have not been and are not now in violation of or subject to liability under any Environmental Law, and (ii) have been and are in full compliance with all applicable Environmental Laws.

(b) To Seller’s Knowledge, none of the Real Estate Interests, or Seller in connection with the Real Estate Interests, have been or are in violation of or subject to liability under, or have failed to comply with, any Environmental Law.

(c) There are no Proceedings pending or, to Seller’s Knowledge, threatened, nor have there been any past Proceedings relating to the Real Estate Interests, or Seller in connection with the Real Estate Interests, under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state Governmental Body relating to any liabilities under or violations of Environmental Law.

(d) Seller has not received any notice or allegation of any violation of or liability or lien pursuant to any Environmental Laws with regard to the Branches.

(e) To Seller’s Knowledge, no Hazardous Materials have been generated, stored, released, disposed or are otherwise present at, in, on, under or about any of the Branches or from any of the Branches except in full compliance with Environmental Laws and in a manner that would not result in any investigation, reporting, remediation or other response pursuant to Environmental Laws.

(f) To Seller’s Knowledge, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions at 42 U.S.C. 9601(22)(A) and (C), of Hazardous Materials has occurred at or from any Branch, and no condition exists at or in connection with any Branch for which applicable Environmental Laws required or require notice to any third party, further investigation, or response action.

(g) Except as disclosed in the Disclosure Schedule, no asbestos is contained in any Branch or property owned, leased or operated by the Seller in connection with the Branches.

(h) To Seller’s Knowledge, there are no underground storage tanks on or under any Branch, nor any Hazardous Material at, in, on, or under or emanating from any Branch in any quantity or concentration in violation of any standard or limit established pursuant to Environmental Laws.

(i) Seller is not required to have any Governmental Authorization under Environmental Laws in connection with any of the Branches.

(j) To Seller’s Knowledge, no Hazardous Materials generated from any Branch have been treated, stored, disposed or released at a location that has been nominated or identified as a facility that is subject to any existing or potential claim under Environmental Laws.

4.10 Loans. Seller has provided to Buyer a true and accurate data file of all Loans, including accrued and unpaid interest thereon prepared as of a date within 10 days prior to the date of this Agreement, which data shall be updated at and as of the Closing Date, and, in each case as updated, shall be true and accurate in all material aspects as of such date.

(a) Each Loan included in the Acquired Assets was made or acquired by Seller or its predecessor in the Ordinary Course of Business.

(b) None of the Loans are residential mortgage loans that are serviced by Seller or an Affiliate of Seller. None of the Loans are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

(c) There are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans, provided that the term “facts” shall not include judgments or opinions of such officers or employees which were in good faith or information which is reflective of information supplied by the borrower or other third parties.

(d) With respect to each Loan:

(i) Such Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectibility of the Loan or subjects the lender to any penalty or liability);

(ii) Each note, agreement or other instrument evidencing a Loan and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally and all actions necessary to perfect any related security interest have been duly taken or will be duly taken;

(iii) There has been no material modification to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file for such Loan;

(iv) To Seller’s Knowledge, there is no valid claim or valid defense (including the defense of usury) to the enforcement of such Loan or a valid right of setoff or rescission;

(v) No claim or defense (including the defense of usury) to the enforcement of a Loan or a valid right of setoff or rescission has been asserted with respect any Loan;

(vi) Neither Seller nor any predecessor has taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Buyer (including without limitation any right not to repay any such obligation or any part thereof);

(vii) Such Loan was made substantially in accordance with Seller’s or Seller’s predecessor’s standard underwriting and documentation guidelines as in effect at the time of its origination and has been administered substantially in accordance with Seller’s or Seller’s predecessor’s standard loan servicing and operating procedures as in effect from time to time;

(viii) The borrower is not in bankruptcy and, to Seller’s Knowledge, there are no facts, circumstances or conditions with respect to such Loan, the collateral therefor or the borrower’s credit standing, that could reasonably be expected to cause such Loan to become delinquent or adversely affect the collectibility, the value or the marketability of such Loan;

(ix) There is no pending, or to Seller’s Knowledge, threatened, litigation or claims which may affect in any way the title or interest of the Seller or the borrower in and to such Loan, the collateral for such Loan and the promissory note or the mortgage or deed of trust; and

(x) There are no threatened or pending foreclosures, total or partial condemnation (to Seller’s Knowledge) or repossession proceedings or insurance claims (to Seller’s Knowledge) with respect to such Loan or the collateral for such Loan.

(xi) Seller has not directed, controlled or overseen the management of environmental matters of any borrower or any real estate in which the Seller in connection with the Branches holds or has held a security interest and which constitutes a Loan so as to cause the Seller to act outside the exclusion under 42 U.S.C. § 9601(20)(E) or any other analogous provisions under applicable Environmental Laws.

(e) For purposes of the representations made in subsections (a) and (c) above, such representations shall be deemed to Seller’s Knowledge for any Loan originated (and for purposes of (c)(xi) above managed) by a predecessor of Seller.

4.11 Owned Real Property, Ground Leased Premises, and Tangible Personal Property.

(a) Schedule 4.11 of the Disclosure Schedule lists and describes briefly all real property owned by Seller and used as Branch premises (the “Owned Real Property”). With respect to each such parcel of Owned Real Property, and each Ground Leased Premises, Seller has good, indefeasible, and marketable fee or leasehold title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for (A) liens for Taxes not yet due and payable and for installments of special assessments not yet delinquent, (B) recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the Real Estate Interests and (C) any other exception to good, indefeasible, and marketable title to the Real Estate Interests to which Buyer in its sole and absolute discretion, shall consent in writing prior to the Closing to accept as a permitted exception to good and marketable title.

(b) Except as set forth in Schedule 4.11(b), for the Owned Real Property, Ground Leased Premises, and the Tangible Personal Property (it being understood that, with respect to the Ground Leased Premises, the representations set forth herein mean that Seller is not aware of any matter referred to, but Seller is not the owner of the affected property and may not have Knowledge of relevant information):

(i) there are no pending or threatened condemnation proceedings, claim of violation of zoning laws, governmental investigation, lawsuits, or administrative actions relating to the Owned Real Property, Ground Leased Premises, or Tangible Personal Property or other matters affecting, or which might affect adversely the current use, occupancy, or value thereof;

(ii) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Real Property, Ground Leased Premises, or Tangible Personal Property, or any portion thereof or interest therein;

(iii) no written notice of any violation of zoning laws, building or fire codes or other statutes, ordinances, or regulations or of restrictive covenants relating to the use or operation of the Real Property Interests has been received by Seller and Seller has not undertaken any construction or improvements on the Real Estate Interests within the past 6 months which could result in the imposition of any mechanics, materialmen or other similar liens on the Real Estate Interests;

(iv) there is no pending or, to Seller’s Knowledge, contemplated rezoning proceeding or special assessment affecting the Real Estate Interests;

(v) to Seller’s Knowledge, the Real Estate Interests are not subject to any special tax valuation or special tax exemption, which upon a change in use or ownership of the Real Estate Interests will result in a “rollback tax” or similar assessment;

(vi) to Seller’s Knowledge, (A) access to each of the Real Estate Interests is available over public streets, (B) all water, sewer, gas, electric, telephone, cable, drainage and other utility equipment, facilities and services required by applicable laws and regulations or necessary for the current operation of the Real Estate Interests are installed, connected and adequate to serve the Real Estate Interests for their current use, and (C) all utility lines servicing the Real Estate Interests are located either within the boundaries of such Real Estate Interests, within lands dedicated to the public use or within recorded easements for such purpose, and are serviced and maintained by the appropriate public or quasi-public entity;

(vii) to Seller’s Knowledge, Seller possesses all rights, privileges, licenses, franchises, permits and other authorizations (including certificates of occupancy) that are material to the current use, occupancy and operation of the Real Estate Interests;

(viii) all permits that are material to the current use, occupancy and operation of the Real Estate Interests are in full force and effect and Seller has not received written notice of any pending or threatened revocation, suspension or termination proceedings concerning such permits;

(ix) all improvements located on the Real Estate Interests, the roofs thereon, and all mechanical systems (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems) therein, are in good working order, in sound structural condition (to Seller’s Knowledge) and are free from material defect or deficiency;

(x) Seller has not received any written notice (which remains outstanding) from a governmental authority or body or other party alleging the existence of such defect or deficiency as set forth in clause (vii) and (viii); and

(xi) there has been no casualty affecting all or any material portion of the Real Estate Interests which has not been restored or for which adequate insurance proceeds will not be transferred to Buyer at Closing, with Seller being responsible for deductibles.

4.12 Leased Property. The leases or sub-leases for the Leased Property (the “Leases”) are valid, enforceable and existing leases under which Seller is entitled to possession of the leased premises as lessee. The Leases are accurately described on Schedule 4.12 attached hereto and have not been amended, modified or supplemented except as shown on Schedule 4.12. The copies of the Leases delivered to Buyer are true, correct and complete. No event has occurred and is continuing which constitutes a default by Seller or to Seller’s Knowledge, any other party to the Leases. Subject to Seller obtaining any necessary consents (“Landlord Consents”), the assignment of such Leases will transfer to Buyer all of Seller’s rights under the Leases.

4.13 Acquired Contracts. Each of the Acquired Contracts is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party has breached any provision or is in default of any Acquired Contracts.

4.14 Absence of Certain Changes and Events. Since March 31, 2009 Seller has not:

(a) suffered any change which would have a Seller Material Adverse Effect;

(b) except in the Ordinary Course of Business and consistent with prudent banking practices, (A) sold, transferred, leased, pledged, mortgaged, or otherwise encumbered or (except for this Agreement) agreed to sell, transfer, lease, pledge, mortgage or otherwise encumber, any of the Acquired Assets or rights with respect thereto, or (B) canceled, waived, compromised or agreed to cancel, waive or compromise any debts, claims or rights with respect to the Acquired Assets or the Assumed Liabilities;

(c) made or permitted any amendment, termination or lapse of any contract, lease, agreement, license or permit, if such amendment, termination or lapse (individually or in the aggregate) would reasonably be expected to have a Seller Material Adverse Effect;

(d) made any change in any method of management or operation of the Branches not in the Ordinary Course of Business or any accounting change, except as may be required by generally accepted accounting principles or general regulatory requirements;

(e) except as set forth in Schedule 4.14(e), granted any general increase in the compensation of its officers or employees located at the Branches (including any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for normal periodic increases made pursuant to established compensation policies applied on a basis consistent with that of the prior year, and increases and payments necessary, in the employer’s reasonable discretion, to maintain and preserve the operation of the Branches, all of which increases that relate to employees located at the Branches shall be promptly disclosed in writing to Buyer by Seller within forty-five (45) days prior to the Closing Date;

(f) caused the Branches to transfer to Seller’s other operations any deposits other than deposits that are not Deposits for purposes of this Agreement, except in the Ordinary Course of Business at the unsolicited request of depositors, or caused any of Seller’s other operations to transfer to the Branches any deposits, except in the Ordinary Course of Business at the unsolicited request of depositors;

(g) made any change to its customary policies for setting rates on deposits offered at the Branches, including any increase in interest rates paid unless (and only to the extent that) Seller has effected such a rate increase in its other branches; or

(h) entered into any other transaction or conducted its affairs, in either case related to the Acquired Assets or the Assumed Liabilities, other than in the Ordinary Course of Business and consistent with prudent banking practices except as contemplated by this Agreement.

4.15 Fiduciary Matters. The Fiduciary Account has been properly administered in all material respects in conformity with the terms of the applicable governing documents and Applicable Law (including applicable standards of fiduciary conduct), including, without limitation, with respect to accountings, distributions, allocations, credits and charges between and to income and principal accounts, investments, investment review procedures, reporting, obtaining necessary approvals, compliance with instructions, Applicable Laws and regulations, maintenance and security of assets, fees charged and Taxes. All material information affecting fiduciary positions and records demonstrating the correctness of the foregoing representation in this Section 4.15 for the Fiduciary Account are maintained by Seller in its normal files. In connection with the performance of services related to fiduciary positions for the Fiduciary Account, the Seller has not made any guarantee or assurance to any Person concerning a rate of return, marketability or quality of the assets held in such account. The documents under which Seller is serving with respect to the Fiduciary Account are in full force and effect and provide Seller with the requisite authority to act as a fiduciary.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

5.1 Organization, Qualification, and Corporate Power. Buyer is a banking association duly organized and validly existing under the laws of the State of Texas, with full corporate power and authority to conduct its business as now being conducted and to own or use the properties and assets that its purports to own or use.

5.2 Authorization of Transaction. Buyer has the full corporate power and authority to execute and deliver this Agreement, to perform Buyer’s obligations hereunder, and to consummate the Acquisition. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity. Except for any applications made to the FDIC or the Texas Department of Banking in connection with the Acquisition, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, or Consent of any Governmental Body in order to consummate the Acquisition.

5.3 Noncontravention. Subject to the required Consents set forth in Section 5.2 and except for matters which would not have a Buyer Material Adverse Effect, neither the execution and the delivery of this Agreement by Buyer, nor the consummation of the Acquisition by Buyer, will directly or indirectly:

(a) Contravene, conflict with, or result in a violation of (i) any provision of the charter or bylaws of Buyer or (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(b) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which Buyer, or any of the assets owned or used by Buyer may be subject;

(c) Contravene, conflict with, or result in a violation of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; or

(d) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Buyer is a party.

5.4 Brokers’ Fees. Except for fees payable to Carson Medlin Co. Investment Bankers, Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Acquisition.

5.5 Legal Proceedings; Orders. There are no pending proceedings or an Order pending against Buyer that would prohibit Buyer’s fulfillment of obligations agreed to in this Agreement.

5.6 Financial Condition. The financial condition and capital ratios of Buyer are sufficient to enable Buyer to consummate the Acquisition without any external financing.

5.7 Regulatory Condition. To Buyer’s Knowledge, there exists no fact or circumstance that would prevent or delay Buyer’s ability to obtain promptly all Consents of Governmental Bodies for the Acquisition.

ARTICLE 6

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

6.1 Operation of Business.

(a) From the date of this Agreement through the Closing Date, Seller shall use commercially reasonable efforts to maintain the level of customer accounts of the Branches existing on the date hereof.

(b) From the date of this Agreement through the Closing Date, Seller will not, and will not cause or allow the Branches to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the consent of Buyer, including, without limitation, the following:

(i) increase the rate of compensation of, any of the Branches officers or employees, except in the Ordinary Course of Business or enter into any employment contracts with any Potential Employee, provided however, prior to or on the Closing Date, Seller shall pay in full all production, incentive performance or annual management bonuses to employees that have been earned or that directly relate to achievement of employee goals;

(ii) except for the origination of loans in the Ordinary Course of Business, acquire any assets or business that is material to the Branches;

(iii) authorize any capital expenditure(s) which, individually or in the aggregate, exceed $25,000 for any single Branch (other than capital expenditures relating to the New Northside Branch which shall be governed by Section 6.20 herein);

(iv) extend any new, or renew any existing, loan, credit, lease, or other type of financing or renew any such type of financing which does not meet Seller’s customary loan policy requirements as disclosed to Buyer, except in connection with the workout of loans;

(v) other than in the Ordinary Course of Business consistent with past practice or as determined to be necessary or advisable by Seller in the reasonable bona fide exercise of its discretion based on changes in market conditions applicable to the Branches, materially alter its interest rate or fee pricing policies with respect to the Deposits and the Loans or waive any material fees; or

(vi) directly or indirectly agree to take any of the foregoing actions.

6.2 Notice of Potential Material Adverse Effect. Seller will give prompt written notice to Buyer of any fact or circumstance which would result in a Seller Material Adverse Effect, or cause a breach or threatened breach of any of the representations and warranties in Article 3 or 4 above. Buyer will give prompt written notice to Seller of any fact or circumstance which would result in a Buyer Material Adverse Effect or cause a breach or threatened breach of any of the representations and warranties in Article 5.

6.3 Reasonable Access. Upon reasonable notice, during normal business hours, Seller will permit and cause the Branches to allow Buyer to investigate the Branches’ properties, books, contracts, commitments and records respecting the Acquired Assets and the Assumed Liabilities; provided, that such investigation shall be related to the Acquisition and shall not interfere materially or unnecessarily with the Branches’ normal operations. Buyer shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it and shall not use such information for any purpose except in furtherance of the Acquisition. If this Agreement is terminated, Buyer shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received concerning the Branches.

6.4 Press Releases. Prior to the Closing Date, the Parties will consult with each other as to the form and substance of any press release or other public disclosure materially related to the Acquisition; provided, that no Party is prohibited from making any disclosure which its counsel deems necessary or advisable in order to satisfy any requirements of Applicable Law or the rules of any national securities exchange on which securities of a Party or Affiliate of a Party are listed, in which case the Party making such public announcement or disclosure shall give prior written notice to the other Party promptly after the disclosing Party is notified of the disclosure requirement. Neither Party will be required to seek the other Party’s approval of any public notice required for any required regulatory filing.

6.5 Exclusivity. Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than Buyer relating to the acquisition of any substantial portion of the assets of the Branches or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6 Regulatory Matters and Approvals. Each of the Parties will cooperate and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Governmental Authorizations. Buyer shall file all requisite applications with the applicable Governmental Bodies no later than thirty (30) calendar days after the date of this Agreement; provided that Seller has supplied to Buyer all necessary Seller information required for such applications and Buyer shall have provided to Seller a copy of each such application (excluding confidential sections thereof) not less than three (3) Business Days prior to the date on which such application is to be filed. Buyer shall respond (and Seller shall assist Buyer in responding) to all requests for information from a Governmental Body in a timely manner and shall use their respective commercially reasonable efforts to respond to any request within three (3) Business Days. Each of the Parties will (i) permit the other to review in advance and, to the extent practicable, will consult with the other Party on all characterizations of the information relating to the other Party which appear in any filing made with, or written materials submitted to, any Governmental Body in connection with the Acquisition; and (ii) consult with the other with respect to obtaining all Governmental Authorizations necessary or advisable to consummate the

Acquisition and will keep the other Party apprised of the status of matters relating to completion of the Acquisition. Each of the Parties will promptly furnish the other Party with copies of all written communications received by it, from, or delivered to, any Governmental Body in connection with or material to the Acquisition, except for any confidential portions thereof and shall update the other party on any non-written correspondence with Governmental Bodies relating to Governmental Authorizations.

6.7 Employment.

(a) Buyer may, but shall be under no obligation to, extend offers of employment as of the Closing Date to employees of Seller at the Branches (such employees collectively, the “Potential Employees”). Seller shall assist, and shall cause its Affiliates to assist, Buyer’s solicitation of Potential Employees to accept employment with Buyer and/or Affiliates of Buyer. Without limiting the foregoing, Seller shall permit Buyer to contact and solicit the Potential Employees promptly after the date of this Agreement and shall cooperate with Buyer to establish procedures for Buyer to interview the Potential Employees and to provide Buyer with appropriate information relating to the Potential Employees (including, upon receipt of written consent from a Potential Employee if reasonably deemed necessary by Seller, a copy of each such Potential Employee’s most recent performance review and access to each such Potential Employee’s entire personnel and employment file).

(b) Buyer shall notify Seller at least thirty (30) days prior to the Closing which Potential Employees Buyer desires to employ following Closing. Buyer agrees that it will offer employment to each such Potential Employee at least thirty (30) days prior to the Closing Date. Seller shall terminate all such Potential Employees who accept employment with Buyer effective as of the Closing Date. Potential Employees who accept offers of employment by Buyer prior to the Closing Date and become employees of Buyer by reporting for work with Buyer on the first Business Day following the Closing Date or within five (5) Business Days after the Closing Date as may be applicable to Potential Employees who may be taking vacation as of the Closing Date shall be referred to herein as “Retained Employees.” All other Potential Employees shall not be Retained Employees and shall remain the responsibility of Seller.

(c) Retained Employees shall be employed by Buyer after the Closing Date upon terms and conditions of employment determined solely by Buyer’s policies, procedures and programs. However, for purposes of Buyer’s defined contribution Employee Pension Benefit Plan and any Employee Welfare Benefit Plans (including vacation policies), time of service with the Seller prior to the Closing Date will be credited to the Retained Employees for purposes of determining eligibility and calculating vesting (if applicable) to the greatest extent permitted under such plans and applicable law, provided that for elective benefits the Retained Employee elects to enroll in the plan on or before 31 days from the date such Retained Employee first becomes eligible to participate in the plan. Each Retained Employee shall be permitted, to the extent permitted by law and the provisions of Buyer’s plan, to participate in Buyer’s 401(k) plan and to roll over any eligible rollover contributions into Buyer’s 401(k) plan. Furthermore, Buyer will waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under the Buyer’s health benefit plans.

(d) All wages and salaries, workers’ compensation payments, accrued and unused vacation pay and social security and unemployment taxes of employees at the Branches (including Retained Employees) shall be paid by Seller for the period prior to and including the Closing Date. Buyer shall have no liability to any current or former employees of Seller and/or its Affiliates for any accrued wages, sick leave, vacation time, pension obligations or any other employee benefits accrued as employees of Seller and/or its Affiliates. Buyer will have no liability and will not assume obligations under any Employee Pension Benefit Plan or Employee Welfare Benefit Plan sponsored, maintained or contributed to by Seller or its Affiliates or any other obligations (including, without limitation, health continuation coverage, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees or former employees at any of the Branches. Seller and/or its Affiliates will be solely responsible for fulfilling and resolving any disputes concerning its liabilities or obligations (including, without limitation, health continuation coverage, bonus, incentive, severance obligations, fringe benefit or deferred compensation arrangements, bonus plans, incentive programs, or retiree medical coverage) to the employees at the Branches under any such employee benefit plan or with regard to any similar plans, programs, or arrangements.

(e) Nothing contained herein shall (i) confer upon any former, current or future employee of Seller or its Affiliates or Buyer or its Affiliates or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, or (ii) cause the employment status of any former, present or future employee of Buyer or its Affiliates to be other than terminable at will.

(f) Seller will make all severance and other payments and perform all obligations to Seller’s employees under any and all severance, stay-pay, or similar agreements executed between Seller and the employees of the Branches on or prior to the Closing Date.

(g) Prior to the Closing Date, Seller and Buyer shall cooperate in order to permit Buyer to train Potential Employees who choose to accept employment with Buyer, and Seller shall, as scheduled by Buyer for reasonable periods of time and subject to Seller’s reasonable approval, excuse such employees from their duties at the Branches for the purpose of training and orientation by Buyer. Buyer agrees to reimburse Seller for any out-of-pocket overtime expenses of Seller for Potential Employees if such training is not available during Seller’s normal business hours for the Branches.

6.8 Conveyance of Customer Accounts.

(a) Deposit Accounts. The Parties specifically acknowledge that Buyer has the regulatory duty for all communications regarding any change in terms of deposit agreements. The Parties additionally acknowledge that it is in the best interest of customer retention that such notice be a joint notice mailed to each customer (in accordance with deposit account contracts and/or governing law and regulation) having a Deposit to advise such persons that their Deposits will be transferred to and assumed by Buyer hereunder. Seller and Buyer will cooperate in drafting such a joint written notice that shall be in a form mutually acceptable to both Buyer and Seller. Such mailing shall be at Buyer’s expense. In the event that the Parties cannot agree on a joint written notice, Buyer may in its sole discretion singly mail a notice to each customer described above.

(b) Loans. On the Closing Date, title to the Loans shall be transferred from Seller to Buyer by a Bill of Sale, together with an assignment of notes and liens for real estate secured loans. Seller shall provide Buyer with a Limited Power of Attorney, in the form of Exhibit B, to effectuate the assignment of the Loans. Seller will also endorse or execute an allonge with respect to each note to Buyer, “without recourse” and, except as otherwise specifically provided in this Agreement, without warranties. Seller will cooperate with Buyer and shall execute any other assignment documents that Buyer may reasonably request that are acceptable for filing in accordance with any applicable law. Preparation of such additional documents shall be Buyer’s responsibility and at Buyer’s expense; all recording fees and expenses related to the recordation of the assignments shall be the responsibility of Buyer.

(c) Other Notices. Buyer and Seller may mail any other joint notices or written communications to customers of the Branches as Buyer and Seller may agree in writing to be necessary or advisable or as required by its respective regulator, in connection with consummation of the transactions contemplated hereby, all such notices and written communications to be in a form mutually satisfactory to Buyer and Seller and shall meet all applicable regulatory requirements. Seller shall promptly provide to Buyer upon Buyer’s request the current name and address data files of converting customers to be used to mail notices and/or letters to the affected customers of the Branches.

6.9 Delivery of Books and Records. Seller shall make available to Buyer its Books and Records and shall assist Buyer with any reasonable requests that Buyer may have to facilitate Buyer’s conversion of the customer records by the Closing Date.

6.10 Maintenance of Properties. From the date of this Agreement and until the Effective Time, Seller will maintain the Branches in their current condition, ordinary wear and tear excepted.

6.11 Cooperation. From the date of this Agreement until the Effective Time, Seller will provide reasonable cooperation with and assist Buyer in planning a conversion to transition the business of the Branches from Seller to Buyer. Each Party shall pay its own cost relating to such conversion. Seller agrees to provide Buyer up to three complete sets of data files/ conversion tapes prior to the final set of data files/conversion tapes for the purposes of implementing the conversion as of the Closing Date. Further, Seller agrees that it will not modify the record layouts provided in such data files/conversion tapes prior to the Closing Date unless otherwise requested by Buyer’s servicer(s).

6.12 Landlord Consents. From the date of this Agreement until all necessary Landlord Consents are obtained, Seller and Buyer shall cooperate with each other and use commercially reasonable efforts to obtain all necessary Landlord Consents to transfer Seller’s rights as lessee to the Leased Property to Buyer.

6.13 Owned Real Property. Seller will provide Buyer, at Seller’s expense, with a commitment for title insurance with respect to each parcel of real property comprising the Owned Real Property and the Ground Leased Premises (including all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment) from a title insurance company reasonably acceptable to Buyer and a Texas Surveyors Association Standards and Specifications Category 1A, Condition II Survey (prepared and certified, in form reasonably acceptable to Buyer, as to all matters shown thereon by a surveyor licensed by the State of Texas and reasonably acceptable to Buyer, which shall include a notation stating whether or not a portion of the premises are located in a 100 year flood plain, flood-prone area of special flood hazard and if so, depicting the location of such flood-prone area of special flood hazard) within forty-five (45) days after the execution of this Agreement. Buyer shall have ten (10) Business Days after the receipt of the commitment for title insurance to object, in writing, to any exceptions or other matters contained therein, other than for current taxes not delinquent, printed exceptions generally contained in any owner’s standard coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the real property and easements and reservations of record which do not prevent the use of each such parcel of real property as a banking branch. If no objections are made, Buyer shall be deemed to have accepted the status of title. If Buyer gives timely notice of its objections, Seller shall have the opportunity (but not the obligation) for ten (10) days from the date of Buyer’s notice to cure the objection. Buyer shall have ten (10) Business Days after the receipt of the land title survey to object, in writing, to any matters contained therein. If no objections are made, Buyer shall be deemed to have accepted the survey. If Buyer gives timely notice of its objections, Seller shall have the opportunity (but not the obligation) for ten (10) days from the date of Buyer notice to cure the objection.

6.14 Insurance Proceeds and Casualty Payments. In the event of any damage, or destruction affecting the Acquired Assets between the date hereof and the time of the Closing, Seller shall deliver to Buyer notice of such damage or destruction and, at Buyer’s election, shall either fix or repair such damage or destruction or pay to Buyer the insurance proceeds, to the extent of the applicable amount set forth in Section 2.2(a) hereof with respect to the Real Estate Interests and improvements, Tangible Personal Property and the replacement cost with respect to the Tangible Personal Property as the case may be, received (or with respect to insurance proceeds, which would be received assuming Seller’s insurance policy had no deductible) by Seller as a result thereof; provided, however, that Buyer shall have the right to terminate this Agreement in the event that the Book Value of such Acquired Assets so damaged or destroyed is in excess of $50,000, unless Seller agrees to pay Buyer the difference between the Fair Market Value of such Acquired Assets and the insurance proceeds.

6.15 Environmental Reports and Investigations. Within ten calendar days following the date of this Agreement, Seller will furnish Buyer true and complete copies of all environmental assessments, reports, studies, surveys and other similar documents or information, including without limitation related correspondence, in its possession or control relating to each of the Real Estate Interests. Prior to the Closing Date, Buyer may conduct such environmental investigations, assessments, and surveys as Buyer deems appropriate, including, without limitation, Phase I Environmental Assessments and/or Phase II Environmental Assessments for each of the Real Estate Interests conducted by an independent and environmental investigation and testing firm selected by the Buyer. Buyer will notify Seller a reasonable time in advance of the examinations scheduled pursuant to this Section 6.15. Seller shall use its commercially reasonable efforts to obtain access for Buyer for the purposes of the environmental investigations for Leased Properties. If one or more of such reports confirms the existence of a condition which could be subject to Liability under applicable Environmental Laws, and the aggregate costs of remediating such conditions are reasonably estimated not to exceed $200,000 with respect to any single Branch or $300,000 on a cumulative basis for one or more Branches, then Buyer shall purchase such Owned Real Property on the terms set forth in Section 2.2. If such costs are reasonably estimated to exceed $200,000 for any single Branch or $300,000 in aggregate for one or more Branches and Buyer and Seller fail to reach an agreement within thirty (30) calendar days after receipt of reports regarding the estimated remediation costs, then Buyer may elect to exclude the applicable parcel or parcels of Real Estate Interests from the Acquisition, and the Payment Amount shall be reduced accordingly. Buyer agrees to assume the Deposits for any Branch excluded from the Acquisition pursuant to this Section 6.15, subject to Buyer’s or Seller’s ability to satisfy all applicable regulatory requirements. Buyer and its employees, agents and representatives shall hold all contents of any Phase I or Phase II reports confidential and disclose the contents thereof only with prior written consent of the Seller or as may be required under applicable law. Buyer shall promptly provide to Seller copies of its Phase I and Phase II reports, if any, and all other environmental reports, data and related documents if requested in writing by Seller.

6.16 Condemnation. If prior to Closing all or any portion of the Real Estate Interests is taken or is made subject to eminent domain or other governmental acquisition proceedings, then Seller shall promptly notify Buyer thereof, and on the Closing Date pay to the Buyer all payments received in respect thereto (or to be received after the Closing Date in the event payment has not been made by the applicable Governmental Body prior to the Closing Date); provided, however, that the Buyer shall have the right to terminate this Agreement in the event of that the Book Value of the portion of the Real Estate Interests and improvements so taken or made subject to eminent domain is in excess of $50,000, unless Seller agrees to pay Buyer the difference between the Fair Market Value of such portion and the condemnation award.

6.17 Exclusion of Non-Core Deposits. Buyer may exclude in its sole discretion from the Deposits to be assumed any Non-Core Deposit. On or before the 40th day prior to the Closing Date, Seller shall provide to Buyer a list of all Non-Core Deposits originated on and prior to the date of delivery of such list. On or before the 35th day prior to the Closing Date, Buyer shall provide Seller a list of excluded Non-Core Deposits. In the event any Non-Core Deposits are originated after the 40th day prior to the Closing Date (“Late Non-Core Deposits”), such Late Non-Core Deposits shall be automatically excluded from the Deposits being assumed by Buyer under this Agreement.

6.18 Additions to Loans. Prior to the Closing Date, Buyer may, in its sole discretion, include on Schedule 1.49, any loan originated by Seller and attributable to the Branches (“New Loan”). Any such New Loan added to Schedule 1.49 shall be deemed a Loan for purposes of this Agreement. Buyer will notify Seller on or before the 30th day prior to the Closing Date of any New Loan that Buyer intends to added to Schedule 1.49; however, the parties agree that New Loans may be added to Schedule 1.49 after the 30th day prior to the Closing Date subject to an agreement between the parties for the transfer of any such New Loan added at a mutually agreeable time after the Closing Date.

6.19 Subordination, Non-disturbance and Attornment Agreements. Seller shall use its best efforts to obtain subordination, non-disturbance and attornment agreements (“SNDAs”) from the Landlord’s lenders with respect to the Leases, which SNDAs must be in form and substance reasonably satisfactory to Buyer. If Seller is unable to obtain SNDAs for the Ground Leased Premises and Buyer and Seller fail to reach an agreement within thirty (30) calendar days after receipt of Landlord’s lenders indication that an SNDA will not be executed, then Buyer may elect to exclude the applicable Ground Leased Premises from the Acquisition, and the Payment Amount shall be reduced accordingly. Buyer agrees to assume the Deposits for any Branch excluded from the Acquisition pursuant to this Section 6.19, subject to Buyer’s or Seller’s ability to satisfy all applicable regulatory requirements.

6.20 New Northside Branch. Seller agrees to use its best efforts acquire the Real Estate Interests that will constitute the New Northside Branch in accordance with the purchase agreement executed between Seller and the current owner of the premises in effect on the date of this Agreement and to take such steps so that the New Northside Branch is operational on or before the Closing Date. Seller agrees to undertake the capital improvements and make the capital expenditures set forth on Schedule 6.20 for improvements to the New Northside Branch and Seller further agrees that such capital expenditures shall not be reimbursed to Seller by Buyer and shall not be reflected on the Closing Date Balance Sheet. Buyer and Seller agree that if the New Northside Branch is not operational on the Closing Date, Buyer will acquire the Deposits and Loans relating to the Old Northside Branch on the Closing Date and Seller will lease or sublease, as applicable, to Buyer the premises constituting the Old Northside Branch pending Seller’s completion of the acquisition of and the improvements to the New Northside Branch. The rent for such lease or sublease shall be nominal and shall not exceed Seller’s actual operating costs for such premises during Buyer’s occupancy. Upon completion of the acquisition and improvements of the New Northside Branch, Seller shall sell to Buyer the Owned Real Property and Tangible Personal Property and such other of the Acquired Assets not previously transferred to Buyer relating to the New Northside Branch in a second closing under the same terms and conditions as though the New Northside Branch were acquired on the Closing Date; provided that such second closing will occur on or before March 31, 2010.

6.21 Fiduciary Account. Seller agrees to use its commercially reasonable efforts to obtain the necessary Consent for the transfer of the Fiduciary Account to Buyer, which Consent must be in form and substance reasonably satisfactory to Buyer. In the event Seller is unable to obtain the necessary Consent for such transfer, the Fiduciary Account shall be excluded from the Acquisition and will be deemed an Excluded Asset.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Continued Cooperation. The Parties agree in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 11 below).

7.2 Transitional Matters Concerning Deposits.

(a) Without limiting the generality of the other provisions of this Agreement, Buyer will pay in accordance with law, customary banking practices, and the respective terms of the Deposits and related Acquired Contracts all properly drawn and presented checks, drafts and withdrawal orders (including, in all cases under this Section 7.2, transactions initiated with debit cards used by the Branches) with respect to the Deposit accounts presented to Buyer by mail, over the counter, through the check clearing system of the banking industry or any other method of general acceptance within the banking industry, whether such checks, drafts and withdrawal orders are on forms provided by Buyer or Seller, and in other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.

(b) Seller agrees, at Seller’s cost and expense, to transfer to Buyer Seller’s routing numbers for the Branches and to take all actions necessary to accomplish such transfer. Seller agrees, at its cost and expense, to assign new account numbers to all deposits of the Branches not assumed by Buyer pursuant to the terms of this Agreement and to furnish such depositors with checks on the forms of Seller, and to instruct such depositors to utilize Seller’s newly furnished checks, drafts and withdrawal order forms and cease using Seller’s checks, drafts and withdrawal forms previously supplied by Seller that contain the routing numbers assigned to Buyer pursuant to the terms of this Agreement.

(c) Seller agrees that it will reimburse Buyer for the amount of any uncollectible check, draft, or withdrawal order drawn on a Deposit to the extent such amount is incurred by Buyer as a result of any failure by Seller after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to the deposit account and presented to Seller before the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order, or a forged check. Should any of the Branches “due from” accounts be charged any sums with respect to any of the Deposits by reason of a forged endorsement or otherwise (hereinafter the “Reclaimed Amount”), then Buyer as assignee of such Deposit shall forthwith upon request by Seller assert a right of setoff against such Deposit for the whole amount of Reclaimed Amount or such portion thereof that may be on deposit with Buyer in such Deposit account from time to time, and shall remit such sums to Seller forthwith thereafter, in accordance with this Section 7.2.

(d) Buyer agrees that it will reimburse Seller for the amount of any uncollectible check, draft or withdrawal order drawn on a Deposit to the extent such amount is incurred by Seller as a result of any failure by Buyer after the Closing Date to expeditiously return, revoke any prior settlement of, give notice of dishonor or nonpayment of, or otherwise reject, before the applicable midnight deadline or other applicable deadline, any check, draft or withdrawal order drawn on Seller with regard to the Deposit account and presented any date after the Closing Date, that is not properly payable due to insufficient funds in the applicable deposit account, an outstanding stop payment order or otherwise.

(e) With respect to any Deposit that has a negative balance as of the close of business on the Closing Date due to an overdraft caused by Seller’s final payment and settlement, on or before the Closing Date, of one or more checks, drafts or other items drawn against such account, other than any Deposit account that has been excluded as an asset or liability being acquired or assumed under the terms of this Agreement (the “Overdraft Items”), which negative balance continues to exist at the close of business on the fifth day after the Closing Date after exercise by Buyer of any setoff rights of which Buyer is aware, Buyer shall be entitled to reimbursement in immediately available funds from Seller for the amount of any such negative balance of which Buyer gives Seller notice within fifteen (15) days after the Closing Date. Thereafter, Buyer shall continue as Seller’s agent, for a period of sixty (60) days after the Closing Date, or such shorter period as Seller shall request, to assert set off rights and promptly forward the amount set off to Seller in immediately available funds. Buyer shall immediately deliver to Seller all Overdraft Items in Buyer’s possession (if any) for which it demands reimbursement and any payments or amounts received in respect thereof from time to time, and Seller shall be vested with all rights, title and interest in, to and in connection with such Overdraft Items which Buyer otherwise would have had, and Seller shall be entitled to enforce and collect all rights, remedies, claims, and causes of action against all persons and entities, including without limitation, the drawer and depositor(s) which Seller or Buyer shall have or would have had in connection with the Overdraft Item.

(f) Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Seller of checks, drafts, withdrawal orders and returns presented and paid by Buyer for the period between the Closing Date and sixty (60) days following the Closing Date drawn on or chargeable to accounts retained by Seller; provided however, Buyer shall be held harmless and indemnified by Seller for acting in accordance with such arrangements. Seller shall be responsible for any costs incurred for courier or overnight shipping of information related to the daily settlements. At any time prior to the expiration of the sixty (60) days referenced herein, Buyer shall discontinue such payments on behalf of Seller upon written request by Seller. Any checks, drafts, withdrawal orders and returns presented to Buyer following the expiration of the sixty (60) day period, shall be returned by Buyer.

(g) Seller, at its expense, shall notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions and retention of deposits made pursuant to this Agreement; provided however that Buyer may, at its option, notify all such originators itself (on behalf of Seller), also at Seller’s expense. For the sixty (60) day period immediately following the Closing Date, Buyer will, without any obligation to investigate the accuracy of such request or the balance in the accuracy of such request or the balance in the underlying account, honor all ACH items related to accounts not assumed under this Agreement that are routed or presented to Buyer, and Seller will reimburse Buyer for all such ACH payments on a daily basis. Buyer will not charge any fee to Seller for honoring such items and will electronically transmit such ACH to Seller. If Seller cannot receive such electronic transmissions, Buyer will make available to Seller, at Buyer’s operation center, receiving items from the ACH tapes containing such ACH data. Following the sixty (60) day period referenced herein, Buyer will not honor any ACH item presented to Buyer unless Seller has requested that Buyer extend the time for clearing ACH items. Upon such request, in the event that Buyer agrees to such an extension of time, Seller shall pay Buyer a One Dollar ($1.00) fee per transaction cleared during the extension period and Buyer and Seller must agree, in writing, to the duration period; provided however, any extension period will not be greater than sixty (60) days. If no extension period is agreed to by the Parties, items mistakenly routed or presented to Buyer after the sixty (60) day period will be returned to the presenting party. At any time prior to the initial sixty (60) days or prior to the ending date of any extension period, Buyer shall discontinue honoring ACH items upon the written request of Seller.

(h) On the Closing Date, Seller shall provide Buyer with a written listing of each stop payment order, tax lien, levy, garnishment, pledge, guardianship agreement, or other hold or restriction then in effect with respect to any of the Deposits (the “Holds”), and Buyer shall honor and comply with the terms of all valid Holds described in the above list. If, following receipt of such list, Buyer makes any payment in violation of any such Hold, then it shall be solely liable for such payment and shall indemnify, hold harmless, and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment. In the event that Buyer shall make any payment in violation of a Hold initiated prior to the Closing Date but not reflected in the above list, then Seller shall be solely liable for such payment and shall indemnify, hold harmless and defend Buyer from and against all claims, losses, and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.

(i) On the Closing Date, Seller shall cycle, prepare and pay all accrued interest for each checking, savings or money market account constituting a Deposit for which there has been any activity (other than the accrual of interest) between the last statement prior to Closing and the close of business on the Closing Date, for the period from the date of the last statement to and including the Closing Date. Seller shall mail such closing statements, within a reasonable time following the Closing Date and provide Buyer with a copy. Interest on time deposits shall be accrued and included in the data conversion files.

(j) Prior to the Closing Date, Seller and Buyer shall establish a mutually agreeable post-conversion trailing activity process for settlement of converted account activities relating to trailing transactions.

7.3 Transitional Matters Concerning Loans. Buyer, at its expense, will issue new coupon or payment books for the Loans and will instruct customers to destroy any coupons furnished by Seller; Buyer will also notify customers of any applicable change in terms and provide Buyer’s information for payment remittance. For a period of sixty (60) days following the Closing, Seller will forward to Buyer on a daily basis, all loan payments received by Seller, in the form received by Seller. After the sixty day period, Seller will forward any loan payments received on a weekly basis.

7.4 Transfer of Books and Records. As soon as commercially reasonable following the Closing Date, Seller shall provide the following documents which are in possession of Seller in connection with the Branches (the “Books and Records”):

(a) Loan Documents and Records:

(i) Originals (or in alternative form, if originals are unavailable) of all documents retained by Seller in its Ordinary Course of Business evidencing or supporting each Loan, including recorded mortgages and deeds of trust, recorded assignments, promissory notes, loan applications, loan closing statements, extension agreements, financing statements, security agreements, loan agreements, guaranties and guaranty agreements, loan commitments, letters of credit, title insurance commitments and policies, environmental survey reports, flood certifications, borrower financial statements, motor vehicle and trailer titles, appraisals, evidence of receipt by the debtor or mortgagor of disclosure statements; and

(ii) An electronic database (or paper records, if an electronic database is not available) reflecting the payment history, balances and other relevant information respecting all Loans, and payment histories with respect to all loans made by Branches which were paid off within either (A) the period for which such records have been maintained in an electronic format by Seller or (B) the five year period preceding the Closing Date, whichever period is less.

(b) Deposit Records: Originals (or an alternative form, if originals are unavailable) of all documents retained by Seller in its Ordinary Course of Business evidencing or supporting each Deposit, including signature cards, taxpayer identification number certifications, deposit account agreements, account opening documentation, and trust or other legal documentation gathered as supporting evidence of authorization to establish a Deposit account.

(c) Other Records: Originals (or an alternative form, if originals are unavailable) of all documents retained by Seller in its Ordinary Course of Business that may be reasonably related to the Acquired Assets or the operation of the Branches that are located on the Branch premises either in paper or electronic form, including investment customer records, safe deposit records, currency transaction reports, suspicious activity reports, and debit card transaction records.

(d) Buyer Review of Records: Within sixty (60) days of receipt of such records by Buyer, Buyer shall notify Seller of any deficiencies in the information provided. Seller will cure such deficiencies at Seller’s expense. For requests more than sixty (60) days after Seller has provided such records to Buyer, Seller will permit Buyer, for reasonable cause, at Buyer’s expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller relating to the assets and liabilities transferred under this Agreement.

(e) Form of Records: It is understood that some of Seller’s documents and records may be available only in the form of photocopies, file copies or other non-original and non-paper media.

7.5 Electronic Records, Conversion, and Servicing.

(a) Buyer and Seller shall cooperate and use their commercially reasonable efforts to convert Seller’s electronic data (including data delivered pursuant to ancillary delivery channels, for example internet banking and bill pay and debit card) regarding the Deposits and Loans to an electronic file format mutually agreeable to both Parties on the Closing Date. Seller shall provide to Buyer within three (3) Business Days of the date of this Agreement a full set of deconversion data files from the loan, deposit, CIF, and other application systems processed on CBS/Signature and in the native CBS/Signature file format.

(b) Buyer shall service customer account inquiries and other third party requests for historical information owned by Seller and transferred to Buyer in a physical or electronic form on or after the Closing Date (the “Transferred Records”).

(c) Each party to this Agreement agrees to cooperate with the other party in responding to any reasonable request for information regarding or contained in the Books and Records. Buyer shall make available the Transferred Records and Seller shall make available the retained records, for inspection by the other party, as applicable, during normal business hours of each, after reasonable prior notice, and each party may, at their respective expense, have copies made of excerpts from the retained records or the Transferred Records, as each may deem necessary. Provided however that the Requesting Party shall be responsible for any expenses relating to such request, including reasonable research fees charged by the other Party.

(d) Buyer and Seller each agrees to permit the Governmental Bodies with authority over Buyer or Seller, as the case may be, to access the Books and Records of which Buyer or Seller has custody, after the Closing Date, and to use, inspect, make extracts from or request copies of any such records in the manner and to the extent requested, and to duplicate, in the discretion of such Governmental Bodies, any record in the form of microfilm or microfiche pertaining to such Books and Records.

(e) Buyer shall not destroy any of the Transferred Records unless Buyer complies with the retention requirements of applicable law or it receives the prior consent of Seller. Seller shall not destroy, or allow the destruction of any of the retained records, unless Seller complies with the retention requirements of applicable law or it receives the prior consent of Buyer. If requested by Seller, the Transferred Records shall be delivered to Seller in lieu of being destroyed.

(f) Seller shall provide physical access to space within the Branch facilities to Buyer, at least 30 days prior to the Closing Date for equipment staging inside the Branch relating to the deconversion; such access not to be unduly disruptive to the Branch.

7.6 Tax Reporting Obligations. Seller and Buyer agree that each party shall be solely responsible for providing to the Internal Revenue Service and to each depositor, other holder of a Assumed Liability or customer, to the extent required by law, Forms 1098, 1099 INT, 1099R and 5498 and other applicable reporting forms with respect to each of the Assumed Liabilities and Acquired Assets for the period during which Seller or Buyer, as applicable, administers such Assumed Liabilities and Acquired Assets during 2009.

7.7 Credit Life Insurance Refunds. Seller, or its successor, agrees to refund to Buyer the portion of premiums on the accident and health insurance and/or credit life insurance (the

“Insurance”) that may be required to be refunded by banking and insurance regulations on the Loans transferred by Seller to Buyer upon presentation on a monthly basis by Buyer of such premium refunds. This Section 7.7 shall survive until all Loans upon which the Insurance has been purchased shall mature. Buyer shall have all legal rights under Missouri law or Texas law, as applicable, including the right to recoup legal fees incurred, in collecting such funds from Seller or its successor.

7.8 Non-Solicitation of Employees. From the date hereof until the Closing Date, Seller and its Affiliates shall not relocate, or agree to relocate, any Potential Employee to another branch or office of Seller or any affiliate of Seller unless Buyer has notified Seller that Buyer does not intend to make an offer of employment to such Potential Employee. From and after the Closing, and for a period of four (4) years following the Closing Date, Seller and its Affiliates and their respective successors and assigns shall not directly or indirectly hire any Retained Employee, without the prior consent of Buyer, unless such person’s employment was terminated by Buyer without cause.

7.9 Non-Solicitation of Business. In consideration of the purchase of Acquired Assets and assumption of Assumed Liabilities by Buyer, neither Seller nor its Affiliates (including the directors, officers, employees or principal shareholders), successors or assigns will, for a period of four (4) years after the Closing Date, solicit or service, on behalf of itself or others, deposits, loans, brokerage or other business from customers whose Deposits are assumed or whose Loans, safe deposit, Fiduciary Account, or any other business are acquired by Buyer hereunder; provided, however, that nothing contained in this Section 7.9 shall be deemed to prohibit general solicitations in major metropolitan (i) newspapers, (ii) television or (iii) radio and not specifically directed or targeted to customers of the Branches, but no direct mail or local market solicitation or advertising shall be permissible. Notwithstanding the provisions of this Section 7.9, Seller or any Affiliate may (X) continue to engage in all customary communications, including distribution of loan solicitations and loan promotional materials, with and service any former customers of the Branches with whom Seller or any Affiliate maintains a banking, lending, brokerage or other financial relationship on the date hereof not prohibited by the terms of this Agreement after the Closing Date, (Y) maintain an office and employees for the purposes of servicing non-performing loans originated prior to the date of this Agreement and that are not Loans (which may include renewing, extending the maturity of, or restructuring such loans), and servicing deposits of the Branches that are excluded as Deposits, and (Z) maintain an office and employees with respect to any Branch, which Buyer has excluded under Section 6.15 or 6.19 and is not able to acquire the Deposits of which on the Closing Date due to regulatory requirements.

7.10 Covenant Not to Compete.

(a) From and after the Closing, and for a period of four (4) years following the Closing Date, Seller and its Affiliates, successors or assigns shall not, and shall not enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located within Dallas-Fort Worth-Arlington, Texas Metropolitan Statistical Area, the Austin-Round Rock, Texas Metropolitan Statistical Area, the San Antonio Metropolitan Statistical Area or the Houston-Sugar Land-Baytown, Texas Metropolitan Statistical Area for the purpose of making loans, accepting deposits, cashing checks or engaging in all of the businesses in which the Branches are engaged at the Closing Date, including without limitation brokerage, investment and insurance services.

Notwithstanding the foregoing, the Parties agree that (i) Seller may maintain an office and employees for the purposes of servicing non-performing loans originated prior to the date of this Agreement and that are not Loans (which may include renewing, extending the maturity of, or restructuring such loans), and servicing deposits of the Branches that are excluded as Deposits, (ii) maintain an office and employees with respect to any Branch, which Buyer has excluded under Section 6.15 or 6.19 and is not able to acquire the Deposits of which on the Closing Date due to regulatory requirements, and (iii) the prohibitions contained in this Section 7.10 shall not be applicable to a Person that is not an Affiliate of the Seller on the date hereof that becomes the successor in interest to Seller after the Closing Date. Nothing contained in this Section 7.10 shall be construed to prevent Buyer from seeking and recovering from Seller damages sustained by it as a result of any breach or violation by Seller of the covenants or agreements contained herein.

(b) It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by Seller of any or all of the covenants and agreements contained in this Section 7.10 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation by Seller or any of its Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer may posses hereunder, at law or in equity.

(c) The restrictions against competition set forth above are considered by the parties to be both reasonable and essential to protect the business and goodwill of the Branches being acquired by Buyer pursuant to this Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted and reformed to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.11 Legal Inquiries. The Parties hereby agree to the following with respect to subpoenas and certain process matters: Following the Closing, Seller will handle and process all civil and criminal subpoenas, IRS summons, court-ordered or government or agency or regulatory demands for documents and all similar legal notices or other information, and all notices, claims, demands of any kind from customers or third parties (collectively, “Subpoenas”) served on Seller prior to the Closing Date that relate to the Acquired Assets. Following the Closing Date, each party shall use good faith efforts to promptly forward any such Subpoenas that relate to the Acquired Assets to the other party, as applicable, to the following addresses: Sterling Bank, Legal Dept., 10260 Westheimer, Houston, Texas 77042; and shall also send a facsimile of same to 713-507-2900, Attention Legal Dept, and First Bank, Deposit Services, 600 James S. McDonnell Blvd., Hazelwood, Missouri 63042, Mail Stop M1-199-042, Attention Kurt Eisleben.

ARTICLE 8

CONDITIONS TO OBLIGATION TO CLOSE

8.1 Conditions to Obligation of Buyer. Buyer’s obligation to purchase the Acquired Assets and assume the Assumed Liabilities as provided in Article 2 and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) Buyer and Seller shall have procured all of the Consents required to consummate the Acquisition and all applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated, unless such regulatory approval imposes any condition or requirement which in the reasonable judgment of Buyer would materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement or otherwise would in the reasonable judgment of the Buyer be so burdensome as to render inadvisable the consummation of the transactions contemplated by the Agreement.

(b) The representations and warranties of Seller set forth in Article 3 and Article 4 above shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing Date (except for representations and warranties made as of a specific date and except for such breaches of representations and warranties as of the date of this Agreement that have been cured on or prior to the earlier to occur of (i) the 30th day after written notice to the effect of any breach, and (ii) the second calendar day prior to the Closing Date).

(c) Seller shall have performed and complied with all of its covenants hereunder through the Closing.

(d) Buyer shall have received all of the documents described in Section 9.1.

(e) No court or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal the consummation of the transaction contemplated hereby.

(f) Buyer shall have received Landlord Consents with respect to the Leases, which Landlord Consents must be in form and substance reasonably satisfactory to Buyer.

(g) There shall not have occurred a Seller Material Adverse Effect that has not been cured on or prior to the earlier to occur of (i) the 30th day after written notice to the effect of any breach, and (ii) the second calendar day prior to the Closing Date).

(h) Buyer shall have received the funds described in Section 9.1 below.

8.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Buyer and Seller shall have procured all of the Consents required to consummate the Acquisition and all applicable waiting periods (and any extensions thereof) shall have expired or otherwise been terminated.

(b) The representations and warranties of Buyer set forth in Article 5 above shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing Date(except for such breaches of representations and warranties as of the date of this Agreement that have been cured on or prior to the earlier to occur of (i) the 30th day after written notice to the effect of any breach, and (ii) the second calendar day prior to the Closing Date).

(c) Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing.

(d) Seller shall have received the funds, if any, and documents described in Section 9.2 below.

ARTICLE 9

ITEMS TO BE DELIVERED AT OR PRIOR TO CLOSING

9.1 By Seller. Seller shall execute and/or deliver, as applicable, to Buyer prior to or at the Closing:

(a) A certificate duly executed by an authorized officer of Seller stating that as of the Closing Date, each of the conditions specified in Section 8.1(a) through Section 8.1(c) are satisfied in all respects;

(b) A Bill of Sale with respect to the Acquired Assets in a form mutually acceptable to Buyer and Seller;

(c) Special warranty deeds conveying the Owned Real Property, together with such instruments and documentation that may reasonably be requested to transfer the Owned Real Property in a form mutually acceptable to Buyer and Seller;

(d) Title policies in the Fair Market Value of the Owned Real Property and the Ground Leased Premises in accordance with the procedures set forth in Section 6.13;

(e) Assignment of the Leases in a form mutually acceptable to Buyer and Seller;

(f) Such other instruments or documents as may be reasonably requested by Buyer in order to effect or carry out the intent of this Agreement;

(g) Contents, keys, documents and other records maintained at the Branches directly pertaining to the safe deposit boxes maintained at the Branches (whether rented or unrented) as the same may exist as of the close of business on the Closing Date;

(h) All funds required to be paid to Buyer pursuant to the terms of this Agreement in immediately available funds; and

(i) For Loans that are a portion of the Acquired Assets:

(i) The Limited Power of Attorney, attached hereto as Exhibit B; and

(ii) Endorsement of, or allonge for, the applicable notes; and

(iii) Execution of any additional assignment documents provided by Buyer pursuant to Section 6.8(b).

9.2 By Buyer. Buyer shall deliver to Seller at or prior to the Closing:

(a) Any funds required to be paid to Seller pursuant to the terms of this Agreement in immediately available funds;

(b) A certificate duly executed by an authorized officer of Buyer stating that, as of the Closing Date, each of the conditions specified in Section 8.2(a) through Section 8.2(c) is satisfied in all respects; and

(c) Such other instruments as may be reasonably requested by Seller in order to effect or carry out the intent of this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination of Agreement.

(a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

(b) Buyer may terminate this Agreement by giving written notice to Seller any time prior to the Closing Date (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except for a breach of representation or warranty contained in Section 4.10(a) through (d), as to which Buyer’s sole remedies shall be as set forth in Section 11.7), Buyer has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, (ii) if the Closing shall not have occurred on or before December 31, 2009, by reason of the failure of any conditions precedent under Section 8.1 (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); or (iii) there shall have occurred a Seller Material Adverse Effect and such Seller Material Adverse Effect has not been cured on or before the earlier to occur of (Y) the 30th calendar day following receipt by Seller of written notice from Buyer of a Seller Material Adverse Effect, and (Z) the second calendar day prior to the Closing Date.

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; (ii) if the Closing shall not have occurred on or before December 31, 2009, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement), or (iii) there shall have occurred a Buyer Material Adverse Effect and such Buyer Material Adverse Effect has not been cured on or before the earlier to occur of (Y) the 30th calendar day following receipt by Seller of written notice thereof from Buyer of a Buyer Material Adverse Effect, and (Z) the second calendar day prior to the Closing Date.

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that the provisions contained in Section 6.3 (confidentiality) shall survive termination.

ARTICLE 11

REMEDIES FOR BREACH OF THIS AGREEMENT

11.1 Survival. Unless otherwise provided herein, all of the representations, warranties, covenants and obligations in this Agreement shall survive the Closing for a period of two (2) years, except for those representations and warranties contained in Section 4.9 herein, which shall survive the Closing Date for a period of eight (8) years and except for Seller’s covenants contained in Sections 7.8, 7.9 and 7.10 herein which shall survive the Closing Date for a period of four (4) years. Seller will have no Liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless on or before the second anniversary of the Closing Date, except with respect to claims for breaches of representations and warranties contained in Section 4.9 herein, the eighth (8th) anniversary of the Closing Date and with respect to breaches of Seller’s covenants contained in Sections 7.8, 7.9 and 7.10 herein, the fourth (4th) anniversary of the Closing Date, and in any case promptly following receipt of notice or knowledge of any claim, Buyer notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer will have no Liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, and in any case promptly following receipt of notice or knowledge of any claim, Seller notifies Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

11.2 Indemnification for Benefit of Buyer. In the event Seller breaches (or in the event any third-party unrelated to Buyer alleges facts that, if true, would mean Seller has breached) any of its representations, warranties, and covenants contained herein, then Seller will indemnify and hold harmless Buyer for, and will pay to Buyer the amount of, any Losses arising, directly or indirectly, from or in connection with (a) any breach of any representation, warranty, covenant, or obligation of Seller pursuant to this Agreement, (b) all claims, Losses, Liabilities, demands and obligations, including reasonable attorneys’ fees and expenses, and all real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) and which arise, or are claimed or demanded on or after the Closing Date, or that arise out of any Proceedings commenced on or after the Closing Date and that relate in whole or in part to operations, conditions, events or activities at the Branches prior to the Closing Date and with respect to latent conditions, even if continuing on or after the Closing Date, (c) any liability of Seller or any of its Affiliates not expressly assumed by Buyer pursuant hereto; (d) any check or other instrument drawn on or deposited into a Branch Deposit account prior to the Closing Date upon which a forgery (signature or endorsement) or alteration claim is asserted against Buyer; (e) any chargeback occurring after the Closing Date on a Deposit account to the extent that such chargeback exceeds the funds in the account on the date of such chargeback but solely to the extent that such chargeback resulted from a violation of Seller’s expedited funds availability policy in effect on the date such funds were deemed collected on the account (provided, that Buyer shall reimburse Seller for any sums so indemnified to the extent that Seller recoups any funds so charged back from subsequent deposits into the Deposit account so transferred); or (f) the ownership or operation of the Branches or their business and properties on or prior to the Closing Date, but excluding all Assumed Liabilities.

11.3 Indemnification Provisions for Benefit of Seller. In the event Buyer breaches (or in the event any third-party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein, then Buyer agrees to indemnify and hold harmless Seller for, and will pay to Seller the amount of, any Losses arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant, or obligation of Buyer pursuant to this Agreement, and Buyer shall indemnify Seller for all claims, Losses, Liabilities, demands and obligations, including reasonable attorneys’ fees and expenses, and all real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), that Seller may receive, suffer or incur in connection with operations and transactions occurring after the Closing Date and that involve the Branches, the assets transferred or the liabilities assumed pursuant to this Agreement; except to the extent that indemnification would be required by Seller pursuant to Section 11.2.

11.4 Limitations on Indemnity:

(a) Seller will have no Liability (for indemnification or otherwise) with respect to the matters described in Section 11.2 until the total of all Losses with respect to such matters exceeds $150,000 in the aggregate (the “Loss Threshold”), at which point Seller will be obligated to indemnify Buyer from and against all such Losses relating back to the first dollar. Buyer will have no Liability (for indemnification or otherwise) with respect to the matters described in Section 11.3 until the total of all Losses with respect to such matters exceeds the Loss Threshold, at which point Buyer will be obligated to indemnify Seller from and against all such Losses relating back to the first dollar (provided that Losses arising from breaches of representations and warranties as to Loans excluded from the Acquisition or repurchased by the Seller pursuant to the provisions of Section 11.7 shall not be included in the Loss Threshold). THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE 11 FOR ANY CONSEQUENTIAL LIABILITY THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

(b) A claim for indemnity pursuant to this Agreement may be made by the claiming party at any time prior to twenty-four (24) months after the Closing Date, or for claims related to Environmental Laws, eight (8) years after the Closing Date, or with respect to breaches of Seller’s covenants contained in Sections 7.8, 7.9 and 7.10 herein, the fourth (4th) anniversary of the Closing Date, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed twenty-four (24) month period, or for those claims relating to Environmental Laws, eight (8) year period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such twenty-four (24) month period, eight (8) year period or four (4) year period, as applicable shall cease, and no indemnity shall be made therefore, except for claims relating to the title to the Acquired Assets, which claims may be made at any time and for which the obligation for indemnity shall survive indefinitely.

11.5 Third Party Claims

(a) If any third party shall notify any Party (the “Indemnified Party”) or the Indemnified Party obtains knowledge with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 11, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party and does not relate to a claim under or related to any Environmental Laws.

(c) Unless and until an Indemnifying Party assumes the defense of a Third Party Claim as provided in Section 11.5(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

11.6 Indemnification Procedures. Promptly following receipt of notice or knowledge of any claim, the Indemnified Party shall notify the Indemnifying Party in writing of the claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Indemnified Party. If the Indemnifying Party objects to the claim for indemnification, written notice of such objection shall be delivered to the Indemnified Party within twenty (20) days of receipt of the written claim for indemnification. If the Parties are unable to reach an agreement regarding the claim within thirty (30) days after receipt by the Indemnified Party of the written notice of objection (or such longer period as may be mutually agreed in writing by the Parties).

11.7 Breach of Representation Relating to Loans. In the event Seller has breached a representation or warranty (determined without regard to any materiality or Knowledge qualifications contained in or otherwise applicable to any such representation or warranty) in respect of any Loan or Commitment and such breach is discovered prior to the Closing Date or within the ninety (90) calendar day period following the Closing Date, Buyer may exclude in its sole discretion from the Loans to be purchased any such Loan and from the Commitments to be assumed any such Commitment prior to the Closing Date or put back to Seller any such Loan or Commitment on or before the 90th day subsequent to the Closing Date. For any Loan or Commitment put back to Seller, Seller shall pay to Buyer the value attributed to such Loan as of the Closing Date plus any interest accrued since the Closing Date minus any principal and/or interest payments received by Buyer with respect to such Loans after the Closing Date. For purposes of this Section 11.7, Loans shall not include overdrafts. The value of a Commitment that is put back to Seller shall be zero. In the event any such Loan or Commitment is excluded from the Acquired Assets prior to the Closing Date, Seller shall not be deemed to be in breach of such representations or warranty for purposes of Sections 8.1(b) or 10.1(b) with respect to such Loan or Commitment. Breaches of representations and warranties for Loans and Commitments discovered after the 90th calendar day following the Closing Date will be subject to the provisions of Sections 11.1 through 11.6 above.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

12.2 Successors and Assigns; No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

12.3 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant to this Agreement at the Closing and the Non-disclosure Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. In the event of a conflict between the terms and provisions of the Non-disclosure Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall be controlling.

12.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by telecopier or by national overnight delivery service, and addressed to the intended recipient as set forth below:

If to Seller:	With a Copy to:

Terrance M. McCarthy	John S. Daniels
President	Attorney at Law
First Bank	3333 Lee Parkway
135 N. Meramec	Dallas, Texas 75219
Clayton, Missouri 63105	Facsimile (214) 889- 5196
Facsimile (314) 854-5690

Peter D. Wimmer
Senior Vice President and General Counsel
First Bank
135 N. Meramec, Suite 410
Clayton, Missouri 63105
Fax: (314) 854-4617

If to Buyer	With a Copy to:

J. Downey Bridgwater	Annette L. Tripp
Chairman of the Board, President and Chief Executive Officer	Sutherland Asbill & Brennan LLP
Sterling Bank	2 Houston Center
10260 Westheimer	909 Fannin, Suite 2200
Houston, Texas 77042	Houston, TX 77010
Facsimile: (713) 466-3117	Facsimile (713) 654-1301

James W. Goolsby, Jr.,
General Counsel
Sterling Bank
10260 Westheimer
Houston, Texas 77042
Facsimile: (713) 466-3117

Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof on the date of its receipt by the party to be notified. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.5 Amendments and Waivers. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.

12.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

12.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All plural nouns and pronouns shall be deemed to include the singular case thereof where the context requires, and vice versa. All pronouns shall be gender neutral unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

12.10 Expenses. Other than expressly provided herein, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, filing any regulatory notices or applications, and the Acquisition, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.11 Next Business Day. In the event that either Party is required by this Agreement to perform any action or delivery on a Saturday, Sunday or any holiday observed by the Federal Reserve, such Party may perform the action or delivery on the following Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

STERLING BANK

By:	/s/ J. Downey Bridgwater
J. Downey Bridgwater
Chairman of the Board, President and Chief Executive Officer

FIRST BANK

By:	/s/ Terrance M. McCarthy
Terrance M. McCarthy
Chairman, President and Chief Executive Officer